Exhibit 3

Investor Contact:	Media Contact:
Larry Dennedy/Bob Sandhu MacKenzie Partners, Inc. (212) 929-5500	Denise DesChenes/Kara Findlay Citigate Sard Verbinnen (212) 687-8080
HIGHLAND CAPITAL FILES LAWSUIT AGAINST MOTIENT;
SEEKS RESCISSION OF MOTIENT’S SKYTERRA AGREEMENT

     DALLAS, TX, June 19, 2006 — Highland Capital Management, L.P. today announced that it has filed a lawsuit in the District Court of Travis County, Texas against Motient Corporation (PINK: MNCP). The suit alleges that Motient’s proposed transaction with SkyTerra violates the Investment Company Act of 1940, as Motient did not obtain an opinion from the Securities and Exchange Commission or an appropriate court stating that it is legally able to enter into a transaction with SkyTerra, despite acknowledging previously that such a transaction would violate the Act. Highland is therefore asking the Court to, among other things, declare the proposed transaction unenforceable, rescind the SkyTerra agreement, and enjoin the registration statement required by the SkyTerra agreements. Highland also named Capital Technology Advisors, Inc., (CTA) in the suit, and seeks rescission of Motient’s contracts with CTA, based on information and belief that CTA is Motient’s key advisor on the SkyTerra agreement.
     Highland said, “Highland is certainly willing to consider strategic transactions that directly benefit shareholders, but we strongly oppose Motient’s proposed transaction with SkyTerra. We believe the proposed transaction is structurally and financially flawed and raises serious governance concerns. Under the terms of the transaction, Motient and its stockholders are forced to incur substantial tax expense and we have seen no evidence that Motient will receive a control premium or significant representation on the SkyTerra board. While Motient stockholders have received no specific information regarding how the SkyTerra transaction achieves the “value maximization” promised by Motient, we are certain of the near-term economic harm. Simply put, Highland believes it is unacceptable for Motient stockholders to incur these significant costs without knowing what long-term economic benefit they will receive in return.”
     A copy of Highland’s lawsuit filed against Motient on Monday, June 19, 2006, as well as more information on Highland’s concerns about Motient’s proposed transaction with SkyTerra, the steps Highland’s nominees would take, if elected, to generate significant value for stockholders, and other information about Highland’s effort to replace Motient’s current Board of Directors is available at www.ABetterMotient.com.
About Highland Capital Management, L.P.
     Based in Dallas, with offices in New York and London, Highland Capital Management, L.P. is an SEC-registered investment adviser specializing in credit and alternative investment investing. Highland Capital currently manages over $25 billion in leveraged loans, high yield bonds, structured products and other assets for banks, insurance companies, pension plans, foundations, and high net worth individuals.
HIGHLAND CAPITAL STRONGLY ADVISES ALL SECURITY HOLDERS OF MOTIENT TO READ ITS PROXY STATEMENT WHEN AND IF IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. INVESTORS CAN GET THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ANY SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, WILL BE AVAILABLE FOR FREE FROM THE PARTICIPANTS BY CONTACTING HIGHLAND CAPITAL’S SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885, OR BY COLLECT CALL AT (212) 929-5550.
INFORMATION CONCERNING THE IDENTITY OF THE POTENTIAL PARTICIPANTS IN ANY SUCH POTENTIAL PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SECTION ENTITLED “INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION” IN THE REVISED PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY HIGHLAND CAPITAL WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2006 WITH RESPECT TO MOTIENT. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE. Security holders of Motient can also obtain information concerning the identity of the potential participants in any such potential proxy or consent solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free by contacting Highland Capital’s solicitor, MacKenzie Partners, Inc., at its toll-free number: (800) 322-2885, or by collect call at (212) 929-5550.
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